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EXHIBIT 11.1

                              PAMECO CORPORATION

                COMPUTATION OF HISTORICAL NET INCOME PER SHARE
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                                                             THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                  AUGUST 31                     AUGUST 31
                                                            -----------------------     ------------------------
                                                               1997         1996           1997           1996
                                                            ----------    ---------     ----------     ---------
Primary and fully diluted:
     Weighted average common stock and common
     stock equivalents outstanding
     during the period....................................       8,634        6,250          6,853         6,250

Effect of common stock equivalents issued
      subsequent to March 26, 1996, computed in
      accordance with the treasury stock method
      as required by the SEC(1)...........................         330          348            330           348
                                                            ----------    ---------     ----------     ---------

              Total                                              8,964        6,598          7,183         6,598
                                                            ==========    =========     ==========     =========

Net income applicable to common stockholders                $    5,974    $   5,814     $    6,989     $   6,738
                                                            ==========    =========     ==========     =========

Net income per share                                        $     0.67    $    0.88     $     0.97     $    1.02
                                                            ==========    =========     ==========     =========

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(1)   Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
      No. 83, Common stock equivalents issued at prices below the Initial Public Offering price per share of $14 ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its Initial Public Offering have been included as outstanding for all periods.